Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Reports Third-quarter Results;
Total Revenue Increases 13 Percent

Small Business Group Grows Revenue 17 Percent

MOUNTAIN VIEW, Calif. - May 21, 2013 - Intuit Inc. (Nasdaq: INTU) today announced financial results for its third fiscal quarter, which ended April 30. Unless otherwise noted, all growth rates refer to the current fiscal period versus the comparable prior-year period. Where applicable, the business metrics and associated growth rates refer to worldwide business results.
Highlights

•	Recorded third-quarter revenue of $2.178 billion, up 13 percent.

•	Grew total Small Business Group revenue, including Demandforce, 17 percent for the quarter, led by strong growth in online customers.

•	Continued to innovate across Small Business, setting the stage for the next phase of growth.

◦	Introduced QuickBooks Online for the iPad, designed for small businesses that are mobile by nature.

◦	Launched Intuit Pay in the U.K., making Intuit the first to market a mobile payments solution in the region for small businesses.

◦	Doubled QuickBooks Online paying customers to 27,000 in more than 100 countries outside the United States.

Intuit Third Quarter Fiscal 2013 Earnings

Snapshot of Third-quarter Results

GAAP				Non-GAAP
	Q3 FY13	Q3 FY12	Change	Q3 FY13	Q3 FY12	Change
Revenue	$2,178	$1,926	13%	$2,178	$1,926	13%
Operating Income	$1,247	$1,111	12%	$1,351	$1,154	17%
EPS	$2.71	$2.42	12%	$2.97	$2.52	18%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles. All figures in the table above have been reclassified to reflect Intuit Websites as discontinued operations and to exclude its results from non-GAAP EPS. Q3 FY13 GAAP operating income and EPS include a $46 million or $0.14 per share charge related to the impairment of the goodwill and intangible assets of Intuit Health.

Snapshot of Year-to-date Results

GAAP				Non-GAAP
	YTD FY13	YTD FY12	Change	YTD FY13	YTD FY12	Change
Revenue	$3,793	$3,500	8%	$3,793	$3,500	8%
Operating Income	$1,271	$1,222	4%	$1,496	$1,385	8%
EPS	$2.89	$2.58	12%	$3.28	$2.93	12%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles. All figures in the table above have been reclassified to reflect Intuit Websites as discontinued operations and to exclude its results from non-GAAP EPS. YTD FY13 GAAP operating income and EPS include a $46 million or $0.14 per share charge related to the impairment of the goodwill and intangible assets of Intuit Health.

“We continue to see strong progress delivering on our connected services strategy across our businesses in the third quarter,” said Brad Smith, Intuit's president and chief executive officer. “TurboTax paid units increased 4 percent, and we expect TurboTax revenue growth of about 4 percent for the fiscal year. While it was a challenging tax season overall, we made progress in several key areas, growing new customers including first-time filers and former tax store customers, and significantly

Intuit Third Quarter Fiscal 2013 Earnings

increasing mobile adoption. Activity is already well underway for next year, with an intense focus on product and customer experience.
“It was another strong quarter across our small business division. The team continues to do great work growing customers in what remains a weak environment for small businesses. Each business in this segment delivered double-digit growth this quarter.
“Across the company we are sharpening our focus on our core businesses, enabling us to move faster to better capitalize on the long-term growth opportunities that we see in North America and around the world. I am excited about the future we have as a company as we enter the next chapter of our Connected Services journey,” Smith said.
Quarterly Business Segment Results and Highlights
Total Small Business Group revenue grew 17 percent for the quarter, including Demandforce. Connected services offerings continued to attract online small business customers.

•
Financial Management Solutions revenue increased 24 percent for the quarter, 12 percent excluding Demandforce. QuickBooks Online subscribers grew 26 percent. Demandforce, acquired in May 2012, contributed strong subscriber growth of over 65 percent.

•	Employee Management Solutions revenue grew 11 percent for the quarter. Online payroll subscribers grew 20 percent.

•	Payment Solutions revenue grew 13 percent for the quarter. Customers grew 12 percent, while card transaction volume grew 7 percent.
Consumer Tax

•	Consumer Tax revenue increased 14 percent for the quarter.

•	Total paid federal TurboTax units were up 4 percent, and TurboTax Online units grew 6 percent for the season.
Accounting Professionals

•	Accounting Professionals revenue increased 9 percent for the quarter and 4 percent year to date.

Intuit Third Quarter Fiscal 2013 Earnings

Financial Services

•
Financial Services revenue increased 9 percent for the quarter, or 6 percent when adjusted for the addition of Mint revenue, net of the sale of the corporate banking business. Higher mobile banking revenue continued to drive growth in this segment.

Other Businesses

•
Other Businesses revenue, which includes Intuit's global business, Quicken, and Intuit Health, grew 3 percent for the quarter, or 10 percent when adjusted for the transfer of Mint revenue to the Financial Services segment.

Quarterly Dividend
Intuit paid a quarterly cash dividend of $0.17 per share, totaling $51 million, during the third quarter of fiscal 2013. Intuit's board of directors approved a new quarterly cash dividend of $0.17 to be paid on July 18 to shareholders of record as of the close of business on July 10.
Stock Repurchase Program
Intuit repurchased $92 million of its common stock during the third quarter, totaling $292 million for the first nine months of the fiscal year. At the end of the quarter the current authorization had $1.4 billion remaining for stock repurchases through August 2014.
Forward-looking Guidance
Intuit reiterated revenue and non-GAAP operating income and earnings per share guidance and updated GAAP operating income and EPS guidance for full fiscal year 2013, which ends July 31. The company expects:

•	Revenue of $4.495 billion to $4.520 billion, growth of 8 to 9 percent.

•	GAAP operating income of $1.23 billion to $1.25 billion, growth of 5 to 6 percent, which includes a $46 million charge related to the impairment of Intuit Health.

•	Non-GAAP operating income of $1.51 billion to $1.53 billion, growth of 8 to 9 percent.

Intuit Third Quarter Fiscal 2013 Earnings

•	GAAP diluted EPS of $2.77 to $2.81, growth of 7 to 8 percent, which includes a $0.14 charge recorded in the third quarter related to the impairment of Intuit Health.

•	Non-GAAP diluted EPS of $3.31 to $3.35, growth of 11 to 13 percent.
For the fourth quarter of fiscal 2013, Intuit expects:

•	Revenue of $702 million to $727 million.

•	GAAP operating loss of $31 million to $51 million.

•	Non-GAAP operating income of $14 million to $34 million.

•	GAAP loss per share of $0.07 to $0.11.

•	Non-GAAP diluted EPS of $0.03 to $0.07.
Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on May 21. To hear the call, dial 866-731-8333 in the United States or 973-935-8686 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit's Investor Relations website after the call ends.
Replay Information
A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1612402.
The audio webcast will remain available on Intuit's website for one week after the conference call.
About Intuit Inc.
Intuit Inc. is a leading provider of innovative business and financial management solutions for small businesses, consumers, accounting professionals and financial institutions. Its flagship products and services that include QuickBooks®, TurboTax® and Quicken® help customers solve important business and financial management problems, such as running a small business, paying bills, filing income taxes, or managing personal finances. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants. Intuit

Intuit Third Quarter Fiscal 2013 Earnings

Financial Services provides digital banking solutions to banks and credit unions that help them make it easier for their customers to manage money and pay bills.
Founded in 1983, Intuit had annual revenue of $4.15 billion in its fiscal year 2012. The company has approximately 8,500 employees with major offices in the United States, Canada, the United Kingdom, India, Singapore and other locations. More information can be found at www.intuit.com.

###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of Intuit's future expected financial results; expectations regarding growth from connected services and from current or future products and services; expectations regarding changes to our products for next year; expectations regarding the amount and timing of any future dividends and share repurchases; its prospects for the business in fiscal 2013; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be

Intuit Third Quarter Fiscal 2013 Earnings

adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2012 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of May 21, 2013, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2013	April 30, 2012	April 30, 2013	April 30, 2012
Net revenue:
Product	$638	$598	$1,267	$1,239
Service and other	1,540	1,328	2,526	2,261
Total net revenue	2,178	1,926	3,793	3,500
Costs and expenses:
Cost of revenue:
Cost of product revenue	30	32	102	116
Cost of service and other revenue	152	162	459	444
Amortization of acquired technology	5	3	16	9
Selling and marketing	406	352	1,029	898
Research and development	177	163	534	490
General and administrative	108	101	315	288
Amortization of other acquired intangible assets	7	2	21	33
Goodwill and intangible asset impairment charge [A]	46	—	46	—
Total costs and expenses [B]	931	815	2,522	2,278
Operating income from continuing operations	1,247	1,111	1,271	1,222
Interest expense	(8)	(12)	(23)	(42)
Interest and other income, net	3	9	6	23
Income before income taxes	1,242	1,108	1,254	1,203
Income tax provision [C]	420	372	412	404
Net income from continuing operations	822	736	842	799
Net income (loss) from discontinued operations [D]	—	(2)	32	(11)
Net income	$822	$734	$874	$788

Basic net income per share from continuing operations	$2.77	$2.50	$2.84	$2.69
Basic net income (loss) per share from discontinued operations	—	(0.01)	0.11	(0.04)
Basic net income per share	$2.77	$2.49	$2.95	$2.65
Shares used in basic per share calculations	297	295	296	297

Diluted net income per share from continuing operations	$2.71	$2.43	$2.78	$2.61
Diluted net income (loss) per share from discontinued operations	—	(0.01)	0.11	(0.03)
Diluted net income per share	$2.71	$2.42	$2.89	$2.58
Shares used in diluted per share calculations	304	303	303	306

Dividends declared per common share	$0.17	$0.15	$0.51	$0.45
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A] In March 2013 the largest customer for our Intuit Health online patient-to-provider communication solutions acquired a company that offers similar solutions and competes with us directly in that market space. As a result of this event, we tested the goodwill and acquired intangible assets of our Intuit Health reporting unit for impairment in the third quarter of fiscal 2013 and determined that they were impaired. Consequently, we recorded a goodwill and intangible asset impairment charge of approximately $46 million that reduced the carrying value of those Intuit Health assets to zero.

[B]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Nine Months Ended
(in millions)	April 30, 2013	April 30, 2012	April 30, 2013	April 30, 2012
Cost of revenue	$2	$1	$6	$4
Selling and marketing	16	14	51	43
Research and development	14	11	42	37
General and administrative	14	11	43	36
Total share-based compensation expense	$46	$37	$142	$120

[C]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

Our effective tax rate for the three months ended April 30, 2013 was approximately 34% and for the nine months ended April 30, 2013 was approximately 33% and these rates did not differ significantly from the federal statutory rate of 35%. Our effective tax rate for the three and nine months ended April 30, 2012 was approximately 34% and did not differ significantly from the federal statutory rate of 35%.

[D]
On September 17, 2012 we sold our Intuit Websites business, which was a component of our Financial Management Solutions reporting segment, for approximately $60 million in cash and recorded a gain on disposal of approximately $32 million, net of income taxes.

We have segregated the operating results of Intuit Websites from continuing operations in our statements of operations for all periods prior to the sale. Net revenue from Intuit Websites was $9 million for the nine months ended April 30, 2013. Net revenue from Intuit Websites was $19 million for the three months ended April 30, 2012 and $57 million for the nine months ended April 30, 2012.
Net assets held for sale at July 31, 2012 consisted primarily of operating assets and liabilities that were not material, so we have not segregated them on our balance sheets. Because operating cash flows from the Intuit Websites business were also not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2013	April 30, 2012	April 30, 2013	April 30, 2012
GAAP operating income from continuing operations	$1,247	$1,111	$1,271	$1,222
Amortization of acquired technology	5	3	16	9
Amortization of other acquired intangible assets	7	2	21	33
Pre-tax goodwill and intangible asset impairment charge	46	—	46	—
Professional fees for business combinations	—	1	—	1
Share-based compensation expense	46	37	142	120
Non-GAAP operating income from continuing operations	$1,351	$1,154	$1,496	$1,385

GAAP net income	$822	$734	$874	$788
Amortization of acquired technology	5	3	16	9
Amortization of other acquired intangible assets	7	2	21	33
Pre-tax goodwill and intangible asset impairment charge	46	—	46	—
Professional fees for business combinations	—	1	—	1
Share-based compensation expense	46	37	142	120
Net gains on debt securities and other investments	—	(5)	2	(16)
Income tax effect of non-GAAP adjustments	(34)	(11)	(77)	(48)
Discrete income tax benefit of the retroactive reinstatement of the federal research and experimentation credit	9	—	—	—
Net income (loss) from discontinued operations	—	2	(32)	11
Non-GAAP net income	$901	$763	$992	$898

GAAP diluted net income per share	$2.71	$2.42	$2.89	$2.58
Amortization of acquired technology	0.02	0.01	0.05	0.03
Amortization of other acquired intangible assets	0.02	0.01	0.07	0.11
Pre-tax goodwill and intangible asset impairment charge	0.15	—	0.15	—
Share-based compensation expense	0.15	0.12	0.47	0.39
Net gains on debt securities and other investments	—	(0.01)	0.01	(0.05)
Income tax effect of non-GAAP adjustments	(0.11)	(0.04)	(0.25)	(0.16)
Discrete income tax benefit of the retroactive reinstatement of the federal research and experimentation credit	0.03	—	—	—
Net income (loss) from discontinued operations	—	0.01	(0.11)	0.03
Non-GAAP diluted net income per share	$2.97	$2.52	$3.28	$2.93

Shares used in diluted per share calculation	304	303	303	306
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30, 2013	July 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,412	$393
Investments	583	351
Accounts receivable, net	312	183
Income taxes receivable	1	53
Deferred income taxes	136	184
Prepaid expenses and other current assets	72	69
Current assets before funds held for customers	2,516	1,233
Funds held for customers	184	290
Total current assets	2,700	1,523

Long-term investments	88	75
Property and equipment, net	588	567
Goodwill	2,159	2,200
Acquired intangible assets, net	165	213
Other assets	110	106
Total assets	$5,810	$4,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$231	$157
Accrued compensation and related liabilities	211	231
Deferred revenue	423	443
Income taxes payable	274	—
Other current liabilities	223	144
Current liabilities before customer fund deposits	1,362	975
Customer fund deposits	184	290
Total current liabilities	1,546	1,265

Long-term debt	499	499
Other long-term obligations	195	176
Total liabilities	2,240	1,940

Stockholders’ equity	3,570	2,744
Total liabilities and stockholders’ equity	$5,810	$4,684

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2013	April 30, 2012	April 30, 2013	April 30, 2012
Cash flows from operating activities:
Net income	$822	$734	$874	$788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42	42	124	130
Amortization of acquired intangible assets	15	10	45	55
Goodwill and intangible asset impairment charge	46	—	46	—
Share-based compensation expense	46	37	142	120
Pre-tax gain on sale of discontinued operations	—	—	(53)	—
Deferred income taxes	4	18	52	1
Tax benefit from share-based compensation plans	9	19	65	64
Excess tax benefit from share-based compensation plans	(9)	(19)	(65)	(62)
Other	3	1	12	3
Total adjustments	156	108	368	311
Changes in operating assets and liabilities:
Accounts receivable	229	297	(129)	(124)
Prepaid expenses, income taxes receivable and other assets	194	102	49	84
Accounts payable	18	(4)	76	80
Accrued compensation and related liabilities	28	42	(20)	(5)
Deferred revenue	(228)	(218)	(11)	(36)
Income taxes payable	273	256	274	257
Other liabilities	(43)	(39)	79	73
Total changes in operating assets and liabilities	471	436	318	329
Net cash provided by operating activities	1,449	1,278	1,560	1,428
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(465)	(149)	(675)	(492)
Sales of available-for-sale debt securities	89	116	279	382
Maturities of available-for-sale debt securities	70	49	165	138
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	100	5	106	89
Net change in customer fund deposits	(100)	(5)	(106)	(89)
Purchases of property and equipment	(32)	(33)	(147)	(125)
Proceeds from divestiture of businesses	—	—	60	—
Other	(7)	—	(29)	15
Net cash used in investing activities	(345)	(17)	(347)	(82)
Cash flows from financing activities:
Repayment of debt	—	(500)	—	(500)
Net proceeds from issuance of treasury stock under employee stock plans	44	54	185	160
Purchases of treasury stock	(92)	(207)	(292)	(793)
Cash dividends paid to stockholders	(51)	(45)	(152)	(134)
Excess tax benefit from share-based compensation plans	9	19	65	62
Net cash used in financing activities	(90)	(679)	(194)	(1,205)
Effect of exchange rates on cash and cash equivalents	(1)	—	—	(4)
Net increase in cash and cash equivalents	1,013	582	1,019	137
Cash and cash equivalents at beginning of period	399	277	393	722
Cash and cash equivalents at end of period	$1,412	$859	$1,412	$859

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending July 31, 2013
Revenue	$702	$727	$—		$702	$727
Operating income (loss)	$(51)	$(31)	$65	[a]	$14	$34
Diluted earnings per share	$(0.11)	$(0.07)	$0.14	[b]	$0.03	$0.07

Twelve Months Ending July 31, 2013
Revenue	$4,495	$4,520	$—		$4,495	$4,520
Operating income	$1,230	$1,250	$280	[c]	$1,510	$1,530
Diluted earnings per share	$2.77	$2.81	$0.54	[d]	$3.31	$3.35
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense, amortization of acquired technology, and amortization of other acquired intangible assets.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $187 million; amortization of acquired technology of approximately $20 million; amortization of other acquired intangible assets of approximately $27 million; and a goodwill and intangible asset impairment charge of approximately $46 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated May 21, 2013 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and certain discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.